WHITE LABEL MANUFACTURING AGREEMENT

This White Label Manufacturing Agreement ("**Agreement**") is made and

entered into as of DATE: 4/4/17

By and between:

Iso International, LLC
2150 Airport Road #206
Carlsbad, CA 92011
(A Wyoming limited liability corporation, hereafter called
"**ISO**")

And:

Nate's Essentials
555 N. El Camino Real #A414
San Clemente CA 92672 USA

("**Customer**").

ISO and Customer may be referred to individually as the "**Party**", or collectively, as the "**Parties**". Customer shall include all subsidiaries, affiliates, partners, and third party beneficiaries to the terms of this Agreement.

ISO and Customer mutually acknowledge the following:

1. ISO is in the business of:

   a. Manufacturing and selling natural and organic stock and custom cosmetic and dietary supplement bases for White Label contract packaging (the "**Products and Services**");

   b. Manufacturing and selling custom formulated cosmetic and dietary supplement bases for White Label contract packaging (the "**Products**" and "**Services**");

   for Customers wishing to resell those products under their White Label brand.

2. Customer wishes to purchase and sell Products provided by ISO in combination with packaging and product specifications approved and authorized by Customer.

3. Customer acknowledges that ISO will have final review of Customer's labels before Customer may distribute Products provided by ISO.

In consideration of the mutual promises and conditions from now on contained, it is agreed between the Parties as

follows:

1) PRODUCTS AND SERVICES

a. Under the terms of the Agreement, Customer hereby agrees to purchase certain Products and Services of ISO and/or employ ISO to prepare White Label Products as follows:

   i. Customer acknowledges that ISO shall formulate and may produce Products based on the proprietary formulas owned and controlled solely by ISO in which Customer has no rights.

   ii. Customer acknowledges that all resulting formulas, processes or property developed by ISO under this agreement are still the sole property of ISO.

b. Certain ISO supplied supplemental notices with terms and conditions regarding White Labeling services, including but not limited to production, scenting, containers and shipping are incorporated by this reference as integral parts of this Agreement.

c. Due to variations when combining natural and other ingredients and concerning natural ingredient manufacturing, it is normal to see slight variations in color, scent, and viscosity from lot-to-lot as the raw material ingredients may vary from production lot-to-lot. A product shall be considered properly manufactured whether or not there is a color, viscosity or scent variance of any degree.

d. Other natural considerations can be climate related and should be mitigated by the Customer. ISO is not responsible for the effects of weather conditions during periods when the product is outside the control of ISO. It shall be the Customer's sole responsibility to mitigate the effects of temperature, humidity, and weather during shipment of products and subsequent storage of products at facilities other than ISO.

e. As noted herein, ISO is the sole owner of all base formulas or variation of base formulas and are not available for purchase.

f. If Customer requires and pays for a custom formulation, the formulation is the property of the Customer.

2) FEES AND PRICING

a. The prices at which ISO shall sell and Customer shall buy the White Label Products as of the date of this Agreement are outlined in the Customer Quotation, Customer Invoice or as noted on the ISO website. All required fees shall be paid in advance before the commencement of work. Unless otherwise agreed, all prices are subject to change from time to time, without prior notice, including but not limited to any increases in the actual cost to ISO of the ingredients, packaging, labels and/or raw materials used in the manufacture of the Products.

b. All purchase orders, deposits or payments are subject to acceptance by ISO and once accepted cannot be refunded, returned, credited, exchanged or canceled for any reason. Acceptance is defined as the receipt by ISO of an order, contract, non-disclosure agreement, White Label manufacturing agreement and deposit by Customer.

c. Customer agrees to pay in full for all White Label products. Any remaining balance is due upon completion and before final shipment of order.

d. Payments shall be made in U.S. dollars only and shall be made payable only to ISO by methods as directed by the ISO representative.

e. Unless otherwise agreed to in writing, upon completion of an order, any unused customer supplied labels, packaging or ingredients shall be shipped back to Customer at Customer's expense with the order.

f. Arrangements may be made for ISO to warehouse Customer property for a period not to exceed twelve (12) months on terms set forth by ISO for a fee to be determined when storage arrangements are made.

g. The fees and prices do not include any applicable sales, use, value-added, excise or any other tax, duty or charge which is now in effect or may be hereafter imposed by any federal, state or other authority. All applicable taxes, duties or other charges shall be paid by Customer in additional to all fees, prices, and expenses, invoiced by ISO.

3) WHITE LABEL RESPONSIBILITIES (INGREDIENTS AND PACKAGING)

a. All Products sold by ISO comply with all GMP (Good Manufacturing Practices) standards. ISO shall make its best effort to ensure that all products developed by ISO will be safe for use under the Federal Food, Drug and Cosmetic Act of 1997 as of the date of manufacture.

b. Unless otherwise agreed, ISO shall provide all selected packaging components and materials, including but not limited to caps, lids, jars, bottles, seals, leak prevention measures, etc. (collectively called the "**Components**"). The Customer is solely responsible for verifying that the quality and delivery of all Components used by ISO for the White Label products meet the Customer's standards and are appropriate for the product(s) selected by the Customer.

c. If the Customer is providing any ingredients to ISO for use in any formulation whether stock or custom, Customer shall make available the current MSDS and Certificate of Analysis (COA) for each provided ingredient. The Customer also accepts all financial and other responsibility for any negative effects and outcome when formulations are manufactured using the ingredients stipulated by Customer.

d. Labeling is included in the quoted fee, and unless specifically agreed otherwise, in the event that Customer requests ISO to affix labels, information and instruction notices or panels to containers and packaging for the Products, Customer shall be completely and solely responsible for all content regardless of review of section 3(d)(i), including but not limited to health, storage, safety, and use instructions and claims. All labels will be hand applied and may vary in application quality, and acceptance is non-negotiable and assumed accepted as is.

i. Customers providing their labels must submit labels for preapproval and agrees to deliver at least 10% overage of all labels and packaging collectively known as Components before the start of ISO services for any particular order.

1. Preapproval of label and advertising material shall constitute a compliance review of the labels and the advertising material at the expense of the Customer payable to the entity that ISO directs for the review. If the Customer has a review procedure in place, then Customer shall provide ISO with the review procedures and indemnify ISO from any liabilities arising from claims due to labeling and advertising material.

Customer's Initials ____________

2. Any delay in the Customer provided components will result in a project delay and could incur

additional storage fees for any previously delivered components per Section 2(g).

3. Slight label tilting and height variances are normal for hand application and will not be redone, refunded or credited.

4. ISO is not responsible for any quality issues that relate to labels and their application, and Customer should allow for a 10% loss on labels.

5. Customer labels must comply with FDA and ISO required specifications.

6. According to the Code of Federal Regulations (CFR), Title 21, Part 701.12, "The label of a cosmetic . . . shall specify conspicuously the name and place of business of the manufacturer, packer or distributor . . . Where the cosmetic is not manufactured by the person whose name appears on the label, the name shall be qualified by a phrase that reveals the connection such person has with such cosmetic, such as "Manufactured for – ", "Distributed by – ", or any other wording that expresses the facts. The statement of the place of business shall include the street address, city, state and zip code; however, the street address may be omitted if it is shown in a current city directory or telephone directory".

7. According to the Code of Federal Regulations (CFR), Title 21, Parts 101.3(a), 21 CFR 101.105(a), 21 CFR 101.36, 21 CFR 101.4(a)(1), and 21 CFR 101.5, The label of a dietary supplement requires Five statements are required: 1) the statement of identity (name of the dietary supplement), 2) the net quantity of contents statement (amount of the dietary supplement), 3) the nutrition labeling, 4) the ingredient list and 5) the name and place of business of the manufacturer, packer, or distributor.

e. Time estimates are provided by ISO as a courtesy to Customers and ISO reserves the right to modify time estimates due to prevailing circumstances.

f. Testing – Unless otherwise specifically agreed in writing, Customer is solely responsible for testing of any product(s). Concerning product(s), mixing and the combination of ingredients provided or stipulated by Customer, ISO does not conduct any testing (including, for example, efficacy, stability, and consistency) without specific authorization and payment by Customer. Furthermore, the only products represented as "safe for use" are ISO products (original stock bases). Despite the above, ISO offers a wide range of testing services upon request and advance payment by Customer. The cost of Customer requested testing shall be determined based on the amount and complexity of testing.

4) SHIPPING TERMS

a. All fees and pricing as well as delivery of the Product(s) shall be FOB from ISO shipping address (2150 Airport Road #206, Carlsbad California 92011). To the extent that Customer requests delivery at any other specified destination, all charges, taxes, and assessments for shipping, insurance, and freight as well as all costs of risk of loss or damage to the Product(s) occurring while in transit from ISO's shipping dock to Customer's delivery destination and afterwards shall be solely Customer's responsibility. Any insurance covering the Product(s) in transit shall be for an amount not less than the full invoice price of the items delivered, with ISO named as a loss payee or additional insured.

b. ISO preferred shipper is UPS.

5) INTELLECTUAL PROPERTY

a. Customer acknowledges and agrees that the composition and formulation of the Product(s) including the chemical composition and all methods and instructions for their formulation, processing and production and all intellectual property, processes, know-how, trade secrets and other proprietary information therein ("**ISO Intellectual Property**") are the sole and exclusive property of ISO, with the exception of any White Label rights granted to Customer under this Agreement and excluding any pre- existing rights of the Customer that the Customer provided to ISO.

b. In addition, the Parties agree that ISO is the exclusive owner of trademarks (including designs and logos), trade secrets, copyrights, specifications, formulas and other intellectual property rights relating to ISO, the Product(s), Services and Custom Formulation(s), with the exception of any White Label rights granted to Customer under this Agreement.

c. Customer shall not use ISO Intellectual Property for any other purpose than to perform the terms of this Agreement. If Customer wishes to purchase a custom formulation, such purchase shall be under a separate agreement and purchase terms and conditions.

d. Customer agrees to refrain from any action or to allow any action to be taken to damage ISO interests and Intellectual Property rights in any jurisdiction where Customer does business. Therefore, Customer agrees, neither to register nor to assist in registering, any ISO Intellectual Property rights or other rights (including ISO's White Label system, patents, copyrights, trade secrets, trademarks, trade names or symbols) of ISO or other marks or rights which may be confusingly similar to ISO anywhere worldwide. Unless specifically granted by ISO, Customer disclaims any right to use or claim ownership of ISO Intellectual Property.

6) CONFIDENTIALITY

a. "**Confidential and Proprietary Information**" means

   i. the ingredients, their relative concentrations, and techniques for mixing and conditioning that comprise the Product(s) and/or Custom Formulation(s) and

   ii. all information about ISO current or future business operations and business plans, pricing, research and development, future products, financial information, and all Intellectual Property rights and trade secrets developed by ISO in conjunction thereof.

b. Protection of Confidential and Proprietary Information. Without ISO written consent, Customer shall not provide, disclose, nor otherwise make available to any third party any of ISO Confidential and Proprietary Information. Further, except as expressly provided herein, Customer will not use or disclose such Confidential and Proprietary Information without ISO prior written consent, except to Customer's employees or consultants on a need-to-know basis, provided that such employees or consultants have executed written agreements

c. Restricting use or disclosure of such Confidential and Proprietary Information that is at least as restrictive as Customer's obligations under this section. In addition to the preceding nondisclosure obligations, Customer agrees to use at least the same care and precaution in protecting such Confidential and Proprietary Information as it uses to protect its own confidential and proprietary information and trade secrets, and in no event less than reasonable care. Customer shall return all Confidential Information promptly upon ISO request or termination of this Agreement.

d. Customer acknowledges that ISO has a valuable and proprietary interest in the formulation of its stock Product bases, other Product(s) and the Custom Formulation(s).

7) REPRESENTATIONS AND WARRANTIES

a. Customer at this moment represents, warrants and covenants to ISO as follows:

i. In providing to ISO any and all Product specifications, ingredients, labels, packaging, and materials or any kind, Customer represents and warrants that it has the requisite authority to stipulate and provide such specifications, ingredients, labels, packaging, and materials and that such components, either individually or in combination shall not infringe any third party rights of ownership or use.

ii. Customer shall comply with all laws and regulations relating to the conduct of its business in all jurisdictions where it does business.

b. Customer shall comply with all laws and regulations relating to the marketing, sale, and use of the Product in all jurisdictions where it does business.

c. ISO represents and warrants to Customer:

i. At all times during the term of this Agreement, ISO shall maintain Good Manufacturing Practices and Procedures.

8) ACCEPTANCE AND LIMITED WARRANTY

a. Acceptance – For purposes of any time-sensitive project under this Agreement, Customer must give ISO written notice of any products that Customer wishes to reject and not accept under the terms of this Agreement within ten (10) business days of receipt of such Product(s) by Customer. If Customer does not reject the received Product(s) within the 10-day period, then the Product(s) shall be deemed to be accepted by Customer.

b. Warranty for Defects – In the event that Customer considers the Product(s) and/or Custom Formulation(s) provided by ISO to be defective in either materials or workmanship, Customer must give ISO notice in writing of such alleged defect(s) no later than ten (10) days from the date of delivery (the Warranty Period) of the Product(s) to Customer or Customer's agent. Such written notice shall state with particularity in what respects the Product(s) is nonconforming or defective. Customer shall return to ISO a sample of the Product(s) which it claims are nonconforming or defective at Customer's expense and safeguard the remaining product pending resolution of the warranty claim. If ISO, in its sole discretion, agrees with Customer that the Product(s) are non-conforming or defective, and that the cause is determined to be the fault of ISO, then ISO shall have a reasonable time to either:

i. cure any nonconforming or defective tender by substituting conforming Product(s) at ISO expense or,

ii. refund Customer's purchase price. Either remedy is subject to ISO sole discretion. If Customer does not inform ISO in writing regarding any alleged defect in the Product(s) within the ten-day notice period, Customer waives all rights under any applicable law to raise a claim.

9) LIMITATION OF LIABILITY AND INDEMNITIES

a. Limitation of Liability – Under no circumstances shall either Party or its respective officers, directors, shareholders, employees or agents be liable to the other Party for indirect, incidental, consequential, special, exemplary or speculative damages, arising out of this Agreement, including but not limited to loss of revenue or profits, loss of use, or other consequential business opportunities, even if advised of the possibility of such damages.

b. EXCEPT AS STATED IN SECTION 8, ISO DISCLAIMS ANY AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, ESPECIALLY THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

c. Customer agrees to indemnify, defend and hold ISO, its owners, directors, employees, and agents ("**Indemnified Parties**") harmless from any claims, units, damages, liabilities, judgments, losses, costs and expenses (including attorneys' fees) made against or incurred individually or collectively by the Indemnified Parties, as a result of any of the following:

   i. any breach of this Agreement by Customer, independent contractors or agents,

   ii. any claim of infringement or for defects, related to any specifications, ingredients, labels, packaging, and materials of any kind provided by or stipulated by Customer under this Agreement,

   iii. injury or death suffered by anyone related to the product(s), Services or Custom Formulation(s) due to specifications stipulated or approved by Customer or occurring after the Product(s) left the care, custody, and control of ISO at the delivery destination under this Agreement.

d. Customer agrees that Customer understands all compliance and regulatory risks associated with Cannabidiol dietary supplements and accepts sole responsibility for any risk associated with the manufacture and distribution of such dietary supplements.

10) TERM AND TERMINATION

a. Term and Termination. This Agreement shall supersede all previously signed agreements and will become effective upon the date first set forth above and shall continue for a period of one (1) years or until all obligations hereunder have been completed, unless earlier terminated by either Party upon thirhty (30) days written notice or by fulfillment of all responsibilities of the Parties.

b. Either Party may terminate this Agreement:

   i. upon a material breach by the other that remains uncured for thirty (30) days after receipt of written notice specifying the breach with particularity.

   ii. upon advance sixty (60) day written notice by either party for the desire to terminate this Agreement.

c. In the event of termination for any reason, such termination shall not affect Customer's obligation to pay for the work and expenses performed while under this Agreement (at any stage of completion) at the time of termination. Nor shall the Limitations of Liability (Section 9) be affected by the termination of the Agreement for any reason.

11) MISCELLANEOUS

a. Amendment. The Agreement may not be modified or amended unless in writing by agreement of the Parties.

b. No Assignment. Customer may not assign, sell, or otherwise, transfer any or all rights and obligations under this Agreement to any third party without the prior written consent of ISO.

c. Integration. This agreement is a complete and exclusive statement of the Agreement between the Parties and supersedes all prior and contemporaneous agreements, negotiations, discussions, and proposals, oral or written,

and any and all other communication relating to the subject matter of this Agreement.

d. Severability. In the event of the invalidity of any provision of this Agreement, the parties agree that such invalidity shall not affect the validity of the remaining portions of this Agreement.

e. Dispute Costs. In the event that either Party initiates dispute resolution proceedings in any way related to this Agreement, the prevailing party shall be entitled to the award of dispute resolution costs and expenses, including but not limited to all reasonable mediation, court, or arbitration costs, as well as attorneys' fees and expenses not to exceed the total cumulative liability (Section 9).

f. Notices. Any notice or other communication required shall be in writing.

12) FORCE MAJEURE

a. Neither Party shall bear responsibility for the complete or partial non-performance of any of its obligations if the non-performance results from such unforeseeable circumstances as natural calamities, fire, changes in export/import regulations or law of any countries or territories with authority and jurisdiction, unavailability of supply or ingredients, failure of transport, or any other circumstances beyond the foreseeable control of either Party. The time stipulated for the fulfillment of the obligations shall be extended for a period equal to the duration of such circumstances. The Party for whom it has become impossible to meet its obligations under the Agreement shall immediately advise the circumstances preventing the fulfillment of its obligations and shall take all reasonable actions to cure the force majeure event(s). If the above circumstances last more than six (6) months, either Party shall have the right to seek modification of the Agreement or, alternatively, its termination. The other Party shall not unreasonably withhold its consent.

13) GOVERNING LAW AND DISPUTES

a. This Agreement shall be governed by the laws of the State of California in San Diego County to the exclusion of all other conflict of law alternatives. The Parties consent to the exclusive jurisdiction and venue of the state and federal courts located in the State of California, in San Diego County, USA, for any mediation, arbitration, action, suit, or legal proceeding arising in connection with this Agreement.

b. Negotiation. Except for a request for injunctive relief or other provisional remedy which may be sought from a court, any dispute, controversy or claim arising out of or relating to this Agreement, or the breach hereof or thereof, including any claim based on contract, tort or statute, and including any controversy about whether a claim is subject to arbitration or whether this Section 13 is valid or enforceable (any such dispute, controversy or claim, a "Dispute"), shall be revolved in accordance with the procedures set forth in this Section 13. In the event any Dispute arises, each Party shall first promptly provide the other Party with a general written Dispute arises; each Party shall first promptly provide the other Party with a general written statement of its claim(s) and position(s). This statement need not be complete and will not limit the claims of a Party in any further procedure. The statement shall indicate that it is the first statement of a formal dispute resolution process under this Agreement. If the Parties cannot resolve the Dispute within 15 days of receipt of the first of these written statements, a claimant may proceed as outlined in Section 13(c) below.

c. Mediation. If a dispute cannot be settled through negotiation contemplated under Section 13(b), the Parties agree to endeavor to settle the Dispute in an amicable manner by mediation administered by the Judicial Arbitration and Mediation Services under its Comprehensive Mediation Rules, before resorting to arbitration under Section 13(d). If for any reason, the Dispute is not settled by mediation within 30 days after a Party elects to proceed by mediation (commencing upon the date a Party delivers notice to the other Party of its intention to proceed to mediation), any unresolved dispute shall be settled by arbitration as contemplated under Section 13(d).

d. Arbitration. Any dispute not resolved under section 13(b) or 13(c) shall be solely and finally settled by arbitration by one arbitrator by the then-existing Comprehensive Arbitration Rules and Procedures of the Judicial Arbitration and Mediation Services. Each Party agrees that the award of the arbitrator shall be final and non-appealable and shall be the sole and exclusive remedy between or among them regarding any and all claims, counterclaims, issues and accountings presented to the arbitrator, irrespective of the magnitude thereof. All arbitration proceedings shall be conducted under the Judicial Arbitration and Mediation Services rules in San Diego County, California, as modified under this Section 13(d). The number of arbitrators shall be one, which person shall be neutral, have sufficient business experience and not be a practicing attorney, and shall be mutually agreed upon by all Parties within sixty (60) days after a written request for arbitration by one Party is delivered to all other parties. In the event that the Parties cannot agree on an arbitrator, the arbitrator shall be selected within 10 days thereafter by the Judicial Arbitration and Mediation Services from a list submitted by the Parties, with each Party having the right to propose two names, if a qualified arbitrator cannot be appointed from the initial list, the process will be repeated every five days thereafter until a qualified arbitrator is selected. Each party agrees to facilitate the arbitration by:

i. making available to each other and the arbitrator for inspection and extraction all documents, books, records and personnel under their control as the arbitrator shall determine to be relevant to the dispute;

ii. conducting arbitration hearings to the greatest extent possible on successive, contiguous days; and

iii. observing strictly the time periods established by the Judicial Arbitration and Mediation Services rules or by the arbitrator for the submission of evidence and briefs. All papers, documents or evidence, whether written or oral, filed with or presented to the arbitrator shall be deemed by the parties and the arbitrator to be confidential information. No party, expert or arbitrator shall disclose in whole or in part to any other person any confidential information submitted by any other person in connection with any arbitration proceedings, except to the extent that:

1. required by law or regulation,

2. reasonably necessary to assist counsel in the arbitration or preparation for arbitration of the dispute or

3. that such "confidential" information was previously or subsequently becomes known to the disclosing party without restrictions on disclosure, was independently developed by such disclosing party or becomes publicly known through no fault of the disclosing party. The arbitrator shall issue a written explanation of the reasons for the award and a full statement of the facts as found and the rules of law applied in reaching their decision to the parties. Such explanation of the award and the statement of facts shall be treated as confidential information.

4. The arbitrator is empowered to render the following awards in accordance with any provision of this Agreement: (i)enjoining a party from performing any act prohibited or compelling a party to performing act required, by the terms of this Agreement and any order entered pursuant to this Agreement or deemed necessary by the arbitrator to resolve disputes arising under or relating to this Agreement or order; (ii) where, and only where, violations of this Agreement have been found, shortening or lengthening any period established by this Agreement or order; and (iii) ordering such other legal or equitable relief (subject to the limitations on liability set forth herein and therein) or

specifying such procedures as the arbitrator deems appropriate, to resolve any dispute submitted to it for arbitration. The arbitration proceeding and the arbitrator shall resolve in their award the extent to which of the parties shall bear the arbitration costs. Each party at this moment waives to the extent permitted by law all jurisdictional defenses, objections as to venue and any rights to appeal or to review of such award by any court or tribunal. Each party agrees that the arbitral award may be found and that a judgment on the arbitration award may be entered in any court having competent jurisdiction over the parties or their assets

14) SURVIVAL

a. Despite the termination of this Agreement for any reason, the rights and obligations of the Parties under the following provisions shall survive termination of this Agreement and remain enforceable: Sections 2,3, 5, 6, 8, 9 11, 13 and 14.

The Parties signify their consent to be bound by the terms of this Agreement by their respective attestation displayed below:

On Behalf of ISO:	**On Behalf of Customer:**
Name__________	Name Nate Steck
Signature__________	Signature [signature]
Title__________	Title President
Date__________	Date 4/4/17

Order ID:	ISOI-201704041617-311264
Order Date:	04 APR 2017 16:17:31

BILL TO

Company:	Nate's essentialls
Name:	Nate Steck
Address:	555 el Camino real ste A418
City:	San Clemente
State:	CA
Zip:	92672
Country:	United States

CONTACT INFO

Email:	nate@nateshomemade.com
CC Email:	jeremy@isodiol.com
Day Phone:	6502225141
Purchase Order:	040417

PURCHASED ITEMS

10000	Special Request for Items not managed by inventory *SR-MATERIALS	13,900.00
10000	Special Request for Items not managed by inventory *SR-MATERIALS	13,900.00
2000	Special Request for Items not managed by inventory *SR-MATERIALS	2,780.00

Subtotal	30,580.00
Tax Rate	0.00%
Tax	0.00
Shipping/Handling	0.00
Total	$30,580.00

SPECIAL INSTRUCTIONS

*SR quantity wont go over 10,000, this purchase is for 22,000 energy shots white label

White label energy shot. Turning in artwork this week. Needs invoice to pay.

Approved by Troy